Exhibit 10. 2

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

CONTRIBUTION, DEVELOPMENT AND
MANUFACTURING AGREEMENT

by and among

PLC SYSTEMS, INC.,

PLC MEDICAL SYSTEMS, INC.

AND

EDWARDS LIFESCIENCES LLC

dated as of February 24, 2004

i

ii

iii

CONTRIBUTION, DEVELOPMENT
AND MANUFACTURING AGREEMENT

This CONTRIBUTION, DEVELOPMENT AND MANUFACTURING AGREEMENT (“Agreement”) is entered into as of February 24, 2004 (the “Effective Date”), by and among Edwards Lifesciences LLC, a Delaware limited liability company (“Edwards”), PLC Systems Inc., a Yukon Territory corporation (“PLC Parent”) and PLC Medical Systems, Inc., a Delaware corporation (“PLC”), which is a wholly owned subsidiary of PLC Parent.

WHEREAS, Edwards owns assets related to products for the surgical treatment of atrial fibrillation and atrial flutter, including a laser and related disposable products, and desires to contribute certain of such assets to PLC for the purposes of developing and manufacturing “Surgical Products” (as defined herein) by PLC;

WHEREAS, in addition to the contribution of assets to PLC, Edwards will license to PLC intellectual property and know-how and shall collaborate with PLC in the development and manufacturing of Surgical Products, subject to the terms and conditions of this Agreement;

WHEREAS, PLC has experience in the development and manufacturing of laser related products for medical uses and desires to develop and manufacture Surgical Products that are derived from the assets to be contributed by Edwards to PLC pursuant to this Agreement and the technology and know-how to be licensed from Edwards to PLC pursuant to, and subject to the terms and conditions of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Edwards, PLC and PLC Parent shall enter into a Distribution Agreement (the “Distribution Agreement”) that will provide for the distribution and sale by Edwards of any Surgical Products developed and manufactured pursuant to this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Additional Period” shall have the meaning set forth in Schedule 2.6.

“Additional Surgical Products” shall have the meaning set forth under the definition of Surgical Products below.

“Affiliate” of any Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of the definition of affiliate, “control” has the meaning specified in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect on the date of this Agreement.

“Agreement” shall have the meaning specified in the Recitals.

“Applicable Regulatory Approval” means the approval or clearance received from any Applicable Regulatory Authority to market and sell the Surgical Products in the Territory, including, without limitation, the approval or clearance to market and sell expanded or enhanced indications.  By way of example, and not by limitation, in the United States, an FDA approval of a pre-market approval application (“PMA”)) or a clearance of a pre-market notification (“510(k)”) or approval of an investigational device exemption (“IDE”) may be an Applicable Regulatory Approval.

“Applicable Regulatory Authority” means any agency or regulatory authority or its designee having authority over the approval and sale of the Surgical Products within the Territory.  By way of example, and not by limitation, in the United States, the FDA is an Applicable Regulatory Authority.

“Bankruptcy” of any Party means any of the following events:

(a)                                  Such Party admits it is generally unable to pay its debts as they come due;

(b)                                 The institution by such Party of proceedings to be adjudicated as bankrupt, or insolvent or the consent by such Party to the institution of bankruptcy or Insolvency proceedings against such Party or the filing by such Party of a petition or answer or consent seeking reorganization or release under any applicable law, or the consent by such Party to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of such Party, or of any substantial part of such Party’s property, or the making by such Party of an assignment for the benefit of creditors; or

(c)                                  The institution, consent, or filing by (or against) such Party of any composition, reorganization, or bankruptcy liquidation proceedings under applicable law provided that in the case of any such involuntary proceeding, such proceeding is not dismissed within sixty (60) days.

“CardioFocus License” means that certain exclusive license agreement between Edwards Lifesciences LLC and CardioFocus, Inc., dated December 27, 2002, attached hereto as Exhibit B.

“Claim” means any claim, action, arbitration, proceeding, review, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, informal or threatened).

“Clinical Studies” means those studies designed to obtain clinical data in support of a Product approval or clearance (for example, pre-market approval application (“PMA”) or 510(k) clearance) as required by the FDA or other Regulatory Authority.

“Complaint” means any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a Product after it is released for distribution.

“Confidential Information” means all information which is disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in writing and clearly marked as “Confidential” or if disclosed orally, which is confirmed in writing as “Confidential” within thirty (30) days of initial disclosure.  “Confidential Information” does not include information:  which is (a) independently developed by the Receiving Party without the benefit of the disclosure or is already known to the Receiving Party at the time of disclosure, (b) publicly known or becomes publicly known without the wrongful act or breach of this Agreement by the Receiving Party; or (c) rightfully received by the Receiving Party from a third party who is not under any obligation of confidentiality or trade secret obligation to the Disclosing Party.

“Contributed Assets” shall have the meaning set forth in Section 2.1.

“Development Plans” shall have the meaning set forth in Section 4.4.

“Disclosing Party” shall have the meaning set forth above in the definition of Confidential Information.

“Dispute” shall have the meaning set forth in Section 10.4.

“Distribution Agreement” shall have the meaning set forth in the recitals.

“Edwards Copyright Rights” means all (a) U.S. and foreign copyrights and all other similar or related rights, whether statutory or arising under common law, owned by or licensed to Edwards Parent or its Subsidiaries relating to the Field of Use (whenever such copyrights, applications or registrations are filed or issued), or that may result from Edwards Intellectual Property, (b) copyright applications and registrations, and certificates of copyright pertaining thereto, including but not limited to, copyright registrations and applications, and (c) any extensions and renewals of any of the foregoing.

“Edwards Indemnitees” means Edwards and its directors, officers, employees, Affiliates and agents.

“Edwards Intellectual Property” means Edwards Technology and Trade Secrets, Edwards Patents, the CardioFocus License and Edwards Copyright Rights.

“Edwards Parent” shall mean Edwards Lifesciences Corporation, a Delaware corporation.

“Edwards Patents” means (a) all U.S. and foreign patents and patent applications owned by or licensed to Edwards Parent or its Subsidiaries relating to the Field of Use (whenever such patents or patent applications are filed or issued), or that may result from any of Edwards Intellectual Property, together with any patents that may issue based thereon; including but not limited to the patents and patent applications set forth on Exhibit A1 and Exhibit A2 of the CardioFocus License, (b) all foreign counterpart, continuation, divisional, continuation-in-part, re-issue and substitution applications that may be filed by or for the benefit of Edwards based on the foregoing, together with any patents that may issue based thereon.

“Edwards Regulatory Plans” shall have the meaning set forth in Section 4.1(a)(iv).

“Edwards Technology and Trade Secrets” means all inventions, discoveries, formulas, processes, methods, designs, techniques, developments, technology, and related improvements, whether or not patentable or copyrightable, and any work that incorporates, is based upon, derived from, or otherwise uses any of the foregoing, including, without limitation, all Information, and any trade secret or other intellectual property rights in any of the foregoing, owned by or licensed to Edwards Parent or its Subsidiaries, that relate to the Field of Use.

“Effective Date” shall have the meaning set forth in the recitals.

“Encumbrance” means any claim, charge, easement, encumbrance lease, covenant, security interest, lien, option, pledge, rights of others (including, but not limited to, options and rights of first refusal), or restriction (whether on sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

“Escalation Notice” shall have the meaning set forth in Section 10.4.

“ETL” shall have the meaning set forth in Section 4.1(b)(iii).

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Field of Use” means the surgical treatment of atrial fibrillation and atrial flutter, including, without limitation, minimally invasive surgical treatment of atrial fibrillation and atrial flutter.

“First Amendment to TMR Distribution Agreement” means that certain First Amendment to Distribution Agreement, dated as of the date of this Agreement, by and among Edwards, PLC Parent and PLC.

“First Amendment to Shareholder Agreement” means that certain First Amendment to Shareholders Agreement, dated as of the date of this Agreement, by and among Edwards Lifesciences Corporation and PLC Parent.

“Force Majeure Event” shall have the meaning set forth in Section 10.15.

“Governmental Entity” means any government or political subdivision thereof, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body having jurisdiction over the matter or matters in question.

“Indemnified Party” shall have the meaning set forth in Section 7.3.

“Indemnifying Party” shall have the meaning set forth in Section 7.3.

“Initial Surgical Products” shall have the meaning set forth in the definition of Surgical Products below.

“Intellectual Property” means all intellectual property rights of any nature or form of protection of a similar nature or having equivalent or similar effect to any of the foregoing, including, without limitation:  (a) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements, whether or not patentable; (b) United States patents, patent applications, divisionals, continuations, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, and the like, and any provision applications of any such patents or patent applications, and any foreign or international equivalent of any of the foregoing; (c) any word, name, symbol, color, designation, or device or any combination thereof, including, without limitation, any United States or pending trademark, trade dress, service mark, service name, trade name, brand name, logo, domain name, or business symbol, and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith; (d) any work, whether or not registered in the United States or elsewhere, that incorporate, is based upon, derived from, or otherwise uses any intellectual property, including, without limitation, mechanical and electronic design drawings (including, without limitation, computer-aided design files), specification, software (including, without limitation, documentation and object and source code listing), processes, technical or engineering data, test procedures, schematics, writings, materials, products, artwork, packaging and advertising materials; and (e) technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processed, practices, formulas, assembly procedures, computer programs, apparatuses, specifications, books, records, production data, publications, databases, reports, manuals, data and results, in written, electronic, or any other form not known or hereafter developed.

“Invention(s)” as used herein shall include, without restriction or limitation, any and all devices, processes (including without limitation processes of using devices or of manufacturing such devices), compositions of matter, computer software, chemical formulations or compositions or products whether patentable or unpatentable, and any and all written materials or other works which may be subject to copyright, which are reduced to practice, conceived or written during the Term of this Agreement, which is/are based upon any Edwards Intellectual Property, or developed as a result of work done by either or both Parties under this Agreement.

“Law” means a constitutional provision, statute, or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Legal Requirements” means all laws, statutes, ordinances, codes, rules, regulations, published standards, permits, judgments, decrees, writs, injunctions, rulings, orders and other requirements of all Public Authorities and shall include, without limitation, all applicable requirements of QSR/ISO and all Legal Requirements applicable to the import or export of the Surgical Products to any destination where they are to be delivered pursuant to Section 6.1 hereof.

“Losses” means all Claims, losses, liabilities, damages, costs, obligations, assessments, penalties and interest, demands and expenses (including, without limitation, actual attorneys’ fees), whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting and other expenses for investigation or defending any Claims).

“Major Decisions” shall have the meaning set forth in Section 4.3.

“Marketing/Clinical Plans” shall have the meaning set forth in Section 4.1(a)(vi).

“Marketing Studies” means those studies conducted after Product approval or clearance designed to enhance or further develop a market.

“Net Sales” shall have the meaning set forth in Section 2.4(b).

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Party” means Edwards, PLC or PLC Parent and “Parties” means collectively, Edwards, PLC and PLC Parent.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, incorporated organization, government or agency or political subdivision thereof, or other entity.

“PLC Indemnitee(s)” means any or all of PLC, PLC Parent and their respective directors, officers, employees, Affiliates and agents.

“PLC Intellectual Property” means any Intellectual Property owned by or licensed to PLC or PLC Parent but does not include the Intellectual Property licensed to PLC pursuant to this Agreement.

“PLC Regulatory Plans” shall have the meaning set forth in Section 4.1(b)(iii).

“Pre-Clinical Studies” shall have the meaning set forth in Section 4.1(b)(v).

“Products” means products, processes, technology and services, along with accessories related to the use thereof.

“Project Manager” shall have the meaning set forth in Section 4.4.

“Public Authority” means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body, and shall include, without limitation, the FDA.

“QSR/ISO” means the Quality System Regulation, as such term is defined by the FDA which is in force and effect or hereafter adopted by the FDA, and the ISO 9001 requirements as established for the European Community, or other applicable regulatory requirements and standards, as amended or supplemented from time to time.

“Receiving Party” shall have the meaning set forth above in the definition of Confidential Information.

“Roles and Responsibilities” shall have the meaning set forth in Section 4.1.

“Steering Committee” or “SC” shall have the meaning set forth in Section 4.2.

“Subsidiaries” means any Person controlled directly or indirectly by Edwards Parent.

“Surgical Products” means Products related to or with applications in the Field of Use.  A list of initial Surgical Products is set forth in Schedule 1.1 (“Initial Surgical Products”).

The Parties may identify additional Surgical Products from time-to-time.  Such Additional Surgical Products shall be set forth in Schedule 1.2 (“Additional Surgical Products”), which the Parties may supplement from time-to-time after the Effective Date.

“Temporary Outside Member” shall have the meaning set forth in Section 4.7.

“Term of this Agreement” shall have the meaning set forth in Section 9.1.

“Territory” means the entire world.

“Transaction Documents” means this Agreement, the Distribution Agreement, the First Amendment to TMR Distribution Agreement and the First Amendment to Shareholders Agreement and all related agreements and documents, collectively.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transition Period” shall have the meaning set forth in Schedule 2.6.

“Transition Products” shall have the meaning set forth in Schedule 2.6.

“UL” shall have the meaning set forth in Section 4.1(b)(iii).

ARTICLE II
CONTRIBUTION OF ASSETS

Section 2.1                                      Contribution of Assets.  In consideration of PLC’s agreements contained herein, Edwards hereby contributes, assigns, transfers, conveys and delivers to PLC, and PLC acquires and accepts from Edwards, all assets of Edwards listed on Schedule 2.1 (the “Contributed Assets”) in accordance with the delivery schedule set forth in Schedule 2.1.  In furtherance of the contribution of the Contributed Assets, concurrently with the execution of this Agreement, Edwards and PLC shall execute a Bill of Sale and Assignment in the form of Exhibit A.  The Contributed Assets are contributed by Edwards to PLC free and clear of all Encumbrances, except as described in Schedule 2.1.  PLC shall have no obligation to make any cash payment to Edwards for the Contributed Assets.  Delivery of certain of the Contributed Assets to PLC as indicated on Schedule 2.1 will take place as soon as practicable following the completion of the Transition Period pursuant to Section 2.6

Section 2.2                                      [Intentionally deleted.]

Section 2.3                                      License of Intellectual Property and Know-How.  Except as described in the following sentence, subject to the terms and conditions of this Agreement, Edwards hereby grants to PLC and its Affiliates a royalty-free, exclusive limited license in, to and under Edwards Intellectual Property and to Edwards’ rights in the Invention(s), with the right to sublicense, to develop, make, have made and use Surgical Products in the Territory during the Term of this Agreement for the sole purpose of supplying said Surgical Products (including any Surgical Products offered by Edwards and accepted by PLC pursuant to Section 2.2 of the Distribution Agreement) to Edwards in accordance with the Distribution Agreement.  Notwithstanding the foregoing, the license granted by Edwards in the previous sentence shall be co-exclusive with Edwards during the Transition Period and will become exclusive to PLC and its Affiliates as soon as practicable following completion of the Transition Period but no later than expiration of the Additional Period.

Section 2.4                                      Rights Upon Termination by Edwards.  In the event that Edwards terminates the Agreement pursuant to either Section 9.2(c), 9.2(d) or 9.2(e) below, or in the event PLC terminates the Agreement pursuant to Section 9.2(b), Edwards shall grant to PLC the following license:

(a)                                  Edwards hereby grants to PLC and its Affiliates an exclusive, irrevocable, worldwide, perpetual license in, to and under Edwards Intellectual Property and to Edwards’ rights in the Invention(s), with the right to sublicense, to develop, make, have made, use, import, offer for sale and sell Surgical Products (including any Surgical Products offered by Edwards and accepted by PLC pursuant to Section 2.2 of the Distribution Agreement at the time of, or prior to, such termination) in the Territory, and PLC hereby accepts the license granted under this Section 2.4 and in consideration therefore agrees to pay to Edwards a royalty of [**] percent ([**]%) of the Net Sales, defined below, of any Surgical Product that but for the license granted under this Section 2.4 would infringe a valid, unexpired claim of any of the Edwards Patents, or a patent that issues on any of the Invention(s).

(b)                                 “Net Sales” shall mean the actual proceeds received by PLC or its Affiliates from the sale, rent, lease of or otherwise making available to third parties, not affiliated with PLC, Surgical Products, net of any royalty paid to any third party, and less the following, to the extent the same are credited or deducted from the sales:  refunds, discounts, credits allowed to purchasers for return of Surgical Products or as reimbursement for damaged Surgical Products, freight, insurance, and other shipping charges, sales and use taxes, customs duties, and any other governmental tax or charge (except income taxes) imposed on or at the time of the production, importation, use, or sale of Surgical Products, including any value added taxes (VAT), as adjusted for rebates and refunds.

Section 2.5                                      Rights Upon Termination by PLCIn the event that PLC terminates this Agreement pursuant to either Section 9.2(c) or 9.2(d), or in the event Edwards terminates this Agreement pursuant to Section 9.2(b), then PLC shall grant to Edwards the same rights granted to Edwards pursuant to Sections 6.3 and 6.5 of the Distribution Agreement as though a

“Supply Breach” (as defined in the Distribution Agreement) had occurred pursuant to Section 6.4 of the Distribution Agreement (without regard to Section 6.4(b) of the Distribution Agreement).

Section 2.6                                      Transition Period.  Edwards and PLC understand and agree that during the Transition Period Edwards shall manufacture Transition Products which may be sold by Edwards during the Transition Period and the Additional Period without being subject to the Distribution Agreement.  Schedule 2.6 describes the roles and responsibilities of the Parties during the Transition Period, and other terms and conditions of the Transition Period, which Schedule is subject to amendment or modification from time to time by the SC.

ARTICLE III
PROSECUTION AND MAINTENANCE OF RIGHTS IN INVENTION(S)

Section 3.1                                      Rights To Invention(s).  Any and all Invention(s) shall be jointly owned by Edwards and PLC, which shall be effected in accordance with the assignments jointly to Edwards and PLC described in  Section 6.3(c) and 6.4(c) of this Agreement.  Such ownership shall be in accordance with 35 USC 262 of the U.S. patent laws in the United States, and with no obligation to obtain the consent of, or to provide an accounting to, the other Party with respect to the Invention(s) in every other jurisdiction in the Territory, provided, however, that Edwards shall have the exclusive right to the Invention(s) in the Field of Use.  PLC agrees to grant to Edwards and hereby grants to Edwards an exclusive, irrevocable, worldwide, perpetual, royalty-free license, with the right to grant sublicenses, in, to and under any and all rights to such Invention(s) in the Field of Use, including rights under the patent or copyright laws of the United States or any other country, to make, have made, import, use, lease, offer to sell, sell, and/or otherwise dispose of Products in the Field of Use.  Each of the Parties further agrees to use reasonable efforts to protect the confidentiality of the Invention(s).

Section 3.2                                      Disclosure of Invention(s).  PLC shall promptly disclose to Edwards each such Invention within thirty (30) days of conceiving and/or reducing to practice such Invention and, Edwards shall promptly disclose to PLC each such Invention within thirty (30) days of conceiving and/or reducing to practice such Invention.  The Parties intend that there be timely and full exchange of information arising from work performed under this Agreement.  Each Party shall promptly disclose to the other Party any data or development that it reasonably believes would or could have a material effect, whether positive or negative, on the development or sale of Surgical Products.

Section 3.3                                      Prosecution and Maintenance of Patents and Patent Applications.  Subject to review by the Steering Committee, Edwards will evaluate Invention(s) disclosed pursuant to Section 3.2 and determine the advisability of filing patent applications directed to any Invention(s).  Edwards shall, at its expense, diligently file, prosecute, issue and maintain patents, patent applications or other forms of intellectual property rights or registrations that embody, express or are directed to Invention(s), according to its own internal standards and for effectively covering other inventions made by employees or consultants.  Edwards will submit a substantially complete draft of each patent application to PLC prior to filing with such advance notice as it reasonably can under the circumstances.  The Parties will confer with each other regarding the prosecution of such patent applications.  Upon Edwards’ request and at Edwards’ expense, PLC shall provide reasonable assistance to Edwards, or anyone it designates, with the filing and prosecution of any patent or copyright application in any country in the world.  PLC will execute all papers and do all things which may be necessary or advisable, in the reasonable opinion of Edwards, to prepare, file and prosecute such applications.

Section 3.4                                      Alternate Responsibility for Prosecution.  In the event that Edwards determines that it will not file, prosecute, issue or maintain, a patent or patent application directed to any Invention(s) in any country it shall so notify PLC on a timely basis.  PLC shall then have the right, but not the obligation, to assume responsibility, at its own expense, for such patent or patent application.  Upon PLC’s request and at PLC’s expense, Edward shall provide reasonable assistance to PLC, or anyone it designates, with the filing and prosecution of any patent or copyright application in any country in the world.  Edwards will execute all papers and do all things which may be necessary or advisable, in the reasonable opinion of PLC, to prepare, file and prosecute such applications.

Section 3.5                                      Power of Attorney.  If for any reason Edwards is unable to obtain PLC’s execution of any paper necessary to prepare, file and/or prosecute any patent or copyright application in any Invention(s), PLC hereby conveys to Edwards its power of attorney only for the purpose of executing any such papers necessary to prepare, file and/or prosecute such applications and/or maintain such patent or copyright.  Pursuant to Section 3.4 above, if PLC assumes responsibility for a patent or a copyright in any Invention(s) and if for any reason PLC is unable to obtain Edward’s execution of any paper necessary to prepare, file and/or prosecute any patent or copyright application in such Invention(s), Edwards hereby conveys to PLC its power of attorney only for the purpose of executing any such papers necessary to prepare, file and/or prosecute such applications and/or maintain such patent or copyright.

Section 3.6                                      Enforcement of Patents.  Edwards and PLC may, but shall not be required to, prosecute any alleged infringement or threatened infringement of a patent directed to any Invention(s) of which they are aware or which is brought to their attention.  The prosecuting Party shall act in its own name and at its own expense unless the other Party, at its option, agrees in writing, within ten (10) business days after notification by the prosecuting Party of its prosecution of any such infringement, to pay fifty percent (50%) of all out-of-pocket costs associated with the prosecution.  Edwards and PLC shall cooperate fully with each other including, if required to bring such action, the furnishing of a power of attorney.  Any recovery obtained shall belong to the prosecuting Party unless the other Party has paid fifty percent (50%) of said costs pursuant to the second sentence of this Section 3.6, in which case each Party will receive fifty percent (50%) of any recovery.

ARTICLE IV
DEVELOPMENT OF SURGICAL PRODUCTS

Section 4.1                                      Scope of Collaboration.  The Parties will work together to research, develop and commercialize Surgical Products pursuant to this Agreement in the Territory in accordance with their respective roles and responsibilities set forth below (the “Roles and Responsibilities”).  The Parties shall use commercially reasonable efforts in performing their obligations under this Agreement.  Subject to the previous sentence, the Parties’ respective primary responsibilities for these activities shall be as follows:

(a)                                  Responsibility of Edwards:

(i)                       Edwards will identify and specify Surgical Products for development and manufacture by PLC.

(ii)                    Edwards will distribute and market Surgical Products.

(iii)                 Edwards will inform the SC of its sales and marketing plans and efforts, including customer requirements, market research results and competitor activities.

(iv)                All regulatory filings including, without limitation, those filings made in connection with an Applicable Regulatory Approval, with respect to the Surgical Products, in the Territory, excluding the United States and all countries of the European Union, shall be funded and undertaken by Edwards according to plans (“Edwards Regulatory Plans”) established by Edwards and reviewed by the SC.  Edwards shall obtain and maintain all approvals and clearances with respect to the sale of Surgical Products in the Territory excluding the United States and all countries of the European Union.  PLC shall provide Edwards with all necessary information for the preparation of such regulatory filings and reasonable assistance necessary to support such filings.

(v)                   Edwards shall provide PLC with the necessary information on all applicable regulatory requirements including, without limitation, with respect to the manufacture, promotion, marketing, sale or use of Surgical Products for any country where Edwards elects to sell Surgical Products except the United States and countries of the European Union.

(vi)                All Clinical Studies or Marketing Studies with respect to the Surgical Products that are conducted within the Territory will be approved, funded and conducted by Edwards according to plans (“Marketing/Clinical Plans”) established by Edwards and reviewed by the SC.

(vii)             At no cost to Edwards, Edwards shall provide reasonable access to its principal clinical investigators in the Field of Use and to Edwards’ animal lab facilities for purposes of Pre-Clinical Studies (as defined in Section 4.1(b)(v) below), taking into account Edwards’ research priorities.

(viii)          Edwards shall reimburse PLC for [**] percent ([**]%) of the cost of work performed by [**] as described in that written quote, dated February 9, 2004 (the “Quote”), provided by [**] to Edwards, a copy of which is attached hereto as Schedule 4.1(a)(viii).

(b)                                 Responsibilities of PLC:

(i)                       PLC will research, develop and manufacture Surgical Products.

(ii)                    PLC will inform the SC with respect to research and development plans, manufacturing and design plans, and costs associated therewith.

(iii)                 All regulatory filings including, without limitation, those filings made in connection with an Applicable Regulatory Approval, with respect to the Surgical Products, in the United States and all countries of the European Union, shall be funded and undertaken by PLC according to plans (“PLC Regulatory Plans”) established by PLC and reviewed by the SC.  PLC shall and PLC Parent shall cause PLC to obtain and maintain all approvals and clearances required with respect to the sale of the Surgical Products in the United States and the European Union, including, without limitation, approvals from the FDA and certifications from the Electrical Testing Laboratory (“ETL”) and/or Underwriter’s Laboratories (“UL”), as applicable.  Edwards shall provide PLC with all necessary information for the preparation of such regulatory filings and reasonable assistance necessary to support such filings.

(iv)                Notwithstanding Sections   4.1(a)(iv) and 4.1(b)(iii), but subject to Section 4.1(b)(v) PLC shall be responsible for making Surgical Products in compliance with all regulatory requirements with respect to the Surgical Products in any country where Edwards elects to market and sell Surgical Products.

(v)                   PLC shall be responsible for all costs and expenses associated with “Pre-Clinical Studies.”  “Pre-Clinical Studies” shall mean animal studies, in vitro studies, cadaver studies and other similar studies associated with the research, development and manufacture of Surgical Products.

Notwithstanding the foregoing, PLC shall not be responsible for human clinical studies.

(c)                                  Notwithstanding the foregoing division of responsibilities contained in Section 4.1(a) and (b) above, a Surgical Product shall be deemed ready for human use only if both Edwards and PLC reasonably deem such Surgical Product to be ready for human use.

Section 4.2                                      Steering Committee.  The work under this Agreement shall be performed by the Parties pursuant to the oversight of a Steering Committee to be constituted as below.  The Steering Committee or “SC” may delegate its responsibilities to such other committees as it may establish.  Notwithstanding this Section 4.2, the Steering Committee shall not delegate the “Major Decisions” set forth in Section 4.3.  The Steering Committee shall initially consist of four (4) members with two (2) members designated by each Party.  The initial members are listed on Schedule 4.2.  A chairperson of the Steering Committee shall annually be nominated alternately by Edwards and PLC.  The Parties will be free to change their respective representatives on notice to the other Party.  The number of representatives may be subsequently amended from time to time by the mutual written agreement of Edwards and PLC; provided, however, Edwards and PLC shall have at all times an equal number of representatives on the Steering Committee.  The Steering Committee shall exist until the termination of this Agreement.  The first meeting of the Steering Committee shall occur within sixty (60) days of the Effective Date.

Section 4.3                                      Responsibilities of the Steering Committee.  The Steering Committee shall be responsible for the following decisions (“Major Decisions”):

(a)                                  Approval of all budgets, timelines, development priorities and long-range plans developed pursuant to this Agreement, including without limitation, any of the Development Plans, defined below;

(b)                                 Determination of whether an Additional Product shall be added to the list of Surgical Products set forth in Schedule 1.2;

(c)                                  Determination of whether a Surgical Product under development should proceed to manufacturing; and

(d)                                 Review and monitor the compliance of the Surgical Products with all relevant rules and regulations promulgated by Applicable Regulatory Authorities.

The SC shall also have oversight of the Project Managers and their work under this Agreement, which responsibility it shall not delegate.

Section 4.4                                      Project Manager.  PLC and Edwards shall each appoint a project manager (“Project Manager”) who shall be responsible for day-to-day management of the respective roles associated with the development and commercialization of Surgical Products hereunder.  The activities of each Project Manager shall be overseen by the Steering Committee.  Subject to Section 4.6 and Section 4.7, if a dispute arises between the respective Project Managers for the parties on a matter, the matter shall be referred for further review to the SC.  If the SC cannot resolve the disputed matter, the dispute shall be resolved in accordance with the Dispute Resolution provisions of Section 4.7. The Project Managers shall be responsible for:  (a) preparation of budgets and timelines for each Party’s respective responsibilities, for the development, research, and manufacture of Surgical Products (collectively, “Development Plans”), which shall be submitted to the SC for approval; and (b) day-to-day oversight of the implementation of the Development Plans and activities in support of the commercial launch and ongoing sales of Products.

Section 4.5                                      Meetings.  The SC will meet according to an Annual Meeting Schedule to be determined by the SC annually but, notwithstanding the foregoing, the SC shall meet at least two (2) times per calendar year and the Project Managers will meet at least four (4) times per calendar year, and either or both entities may meet at additional times as the Parties shall agree.  The Annual Meeting Schedule for the SC for the year 2004 is attached herewith as Schedule 4.5.  Either Party may call a special meeting of the SC on fifteen (15) days notice to the other Party.  Additionally, the SC shall meet within ten (10) business days of the Project Managers’ request to approve any Major Decision.  In addition to the SC members, three representatives of each Party may attend each SC meeting as ex-officio observers.  The chairperson shall send to all SC members notices of all regular meetings and agendas for such meetings.  The Party convening a special meeting shall send notices and agendas for such meetings.  The meetings will alternate between the offices of the parties, or may be held via teleconference, videoconference or such other place or manner as the Parties may mutually agree to.  Members of the SC shall be empowered to make decisions within the scope of their responsibilities and shall have the right to participate in and vote at meetings in person, by telephone, by videoconference or by proxy.  The Party hosting any meeting shall appoint a secretary to the meeting, who will record the minutes of the meeting which will be circulated to the members of the SC promptly following the meeting for review, comment and adoption.

Section 4.6                                      Decision Making Criteria.  All decisions of the SC shall be made by majority vote and in the exercise of good faith.  Such decisions shall adhere to the ethical and legal standards for the medical-device industry and shall be based on the principle that each party shall be required to utilize commercially reasonable efforts to research, develop, manufacture and commercialize Surgical Products.  Notwithstanding this Section 4.6 regarding an SC majority vote, (i) Edwards shall have the tie-breaking vote in the SC with respect to determining whether an Additional Surgical Product shall be added to the list of Additional Surgical Products set forth in Schedule 1.2, and (ii) PLC shall have the tie-breaking vote in the SC with respect to the setting of budgets (including all amendments thereto) for the research and development expenses associated with the Initial Surgical Products.

Section 4.7                                      Dispute Resolution.  Subject to Section 4.6, if the SC is deadlocked or cannot resolve a disputed matter within thirty (30) days, the SC shall refer the matter to the

Chairman or CEO of PLC and a Corporate Vice President of Edwards who is not a member of the SC (“Executives”).  If the Executives cannot resolve the issue within thirty (30) days, the Executives shall mutually agree upon and appoint to the SC a “Temporary Outside Member.”  “Temporary Outside Member” means a person who is knowledgeable in the medical-device industry, possessing senior executive experience and skills and not associated with either Party or a competitor of either Party.  If the Executives cannot agree on the identity of such Temporary Outside Member within fifteen (15) days of the end of such thirty (30) day period, the Parties shall request a three-member arbitration panel composed as described below, sitting in Orange County, California to appoint to the SC a Temporary Outside Member.  The arbitration panel shall be composed of three (3) impartial arbitrators with each party selecting one (1) arbitrator within fifteen (15) days of the Executives inability to agree on the identity of the Temporary Outside Member and the two (2) selected arbitrators selecting a third arbitrator who is experienced in the US medical device industry within thirty (30) days of their selection.  The SC shall meet and resolve the dispute within one week of the appointment of the Temporary Outside Member by the arbitration panel.  All decisions with respect to the issue in dispute shall be made by a majority vote of the SC.  The Temporary Outside Member shall be instructed to render his or her votes consistent with the decision-making criteria of the SC set forth in Section 4.6.

Section 4.8                                      Selection of Trademarks.  Edwards shall have the sole right to choose the trademarks related to the Surgical Products.  Edwards shall provide PLC with copies of the trademarks related to the Surgical Products for review and comment.  Edwards shall be solely responsible for all costs, fees and other expenses associated with the prosecution, maintenance and enforcement of the trademarks related to the Surgical Products and any such applications shall be filed solely in the name of Edwards and owned solely by Edwards.

Section 4.9                                      PLC Investment in Additional Surgical Products.  After completion of the development of (i) Phase 1 of the Initial Surgical Products set forth in Schedule 1.1 attached hereto, and (ii) if approved by the SC, Phase 2 of the Initial Surgical Products set forth in Schedule 1.1 attached hereto, PLC shall make available ten percent (10%) of PLC’s revenues from the Distribution Agreement (based on trailing 12 months sales) for investment in the development of Additional Surgical Products pursuant to this Agreement.  Schedule 4.9 sets forth a description of how this Section 4.9 shall be implemented by the Parties.

ARTICLE V
MANUFACTURE OF SURGICAL PRODUCTS

Section 5.1                                      Appointment.  Subject to the terms and conditions of this Agreement, (i) Edwards agrees that PLC shall be the exclusive manufacturer of Surgical Products listed in Schedules 1.1 and 1.2, and (ii) PLC hereby agrees to manufacture or have manufactured and supply to Edwards such quantities of Surgical Products as Edwards may from time to time order in accordance with the terms of the Distribution Agreement.  PLC shall remain qualified with Edwards as an approved vendor during the term of this Agreement.

Section 5.2                                      Legal Requirements.  PLC shall manufacture each Surgical Product pursuant to its specifications and in accordance with all Legal Requirements.  PLC acknowledges that it is familiar with and shall abide by QSR/ISO.  PLC and Edwards undertake to comply with all applicable Legal Requirements and all regulations of any Public Authority having jurisdiction over the manufacturing, storage, import, export, handling or sale of Surgical Products and materials or related to obtaining and maintaining legal approval for the manufacture, storage, import, export, handling, marketing and sale of Surgical Products.

Section 5.3                                      Facilities.  Surgical Products shall be manufactured by PLC at its facility at Franklin, MA, or such other facility as may be reasonably determined by PLC and communicated to Edwards in writing.  PLC represents and warrants that Surgical Products shall only be manufactured at a facility which has been qualified by all applicable Public Authorities for the manufacture of such Surgical Products.  Upon request by Edwards, PLC shall provide to Edwards copies of the relevant licenses and permits with respect to all such facilities.

Section 5.4                                      Inspection.  Upon the reasonable request of Edwards, PLC shall permit duly authorized employees of Edwards and, with the consent of PLC (not to be unreasonably withheld), other representatives of Edwards, to inspect the facilities or its contract facilities, procedures and capabilities to insure continued compliance with this Agreement and applicable Legal Requirements; provided that PLC may, in its sole discretion, refuse to grant access to any areas of its facilities or manufacturing records to the extent that such access would jeopardize the confidentiality of any of PLC’s or any third party’s proprietary technology not related to this Agreement.

Section 5.5                                      Adverse Experience Reporting.  During and after the Term of this Agreement, each Party shall notify the other Parties in a reasonably timely fashion, or sooner if required by law, of any information on any Complaint (howsoever obtained and from whatever source) associated with the clinical uses, studies, investigations, testing and marketing of Surgical Products.  Each Party shall provide the Other Party with reasonable assistance in investigating Complaints.  Each Party shall further notify the other Parties immediately of any information received regarding any threatened or pending action by any Public Authority, which may affect the safety and effectiveness claims of any Product.  Nothing contained herein shall be construed as restricting any Party’s right to make a timely report of such matter to any Public Authority or take other action that it deems to be appropriate or required by applicable Legal Requirements.

Section 5.6                                      Records.  All technical records relating to the manufacturing of any Surgical Product by or on behalf of PLC shall be retained (i) in accordance with PLC’s internal policies, a copy of which has been provided to Edwards, or, if greater,  (ii) for the period required by any applicable Legal Requirements.

Section 5.7                                      Recall.  The Parties hereto shall observe at all times all Legal Requirements in order to maintain an effective system for the recall from the market of Surgical

Products.  Notwithstanding anything herein to the contrary, if either PLC or Edwards deems it necessary to effect a recall of any Surgical Product, it shall give the other Party reasonable notice under the circumstances of such intended recall and an appropriate time to discuss and agree on such intended recall.  All costs of the recall shall be borne by the party at fault, e.g., PLC shall pay for a recall due to the Surgical Products not being manufactured under the QSR or if the Surgical Products do not meet specifications upon release from PLC, and Edwards shall pay for a recall due to the Surgical Products not being stored or installed under the QSR or if Edwards provides PLC with false or misleading labeling.  Where a violation of the law occurs that is not the fault of either PLC or Edwards, e.g., the Surgical Products are mishandled in a shipment by a common carrier, then PLC and Edwards shall share the cost of the recall equally.  In the event that agreement cannot be reached on effecting the recall within five (5) business days, the Party who desires, in its reasonable judgment, to effect the recall may do so.  The other Party or Parties shall take no action contrary to the recall and shall cooperate fully with the Party effecting the recall.

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1                                      Representations and Warranties of Edwards.  Edwards represents and warrants to PLC and PLC Parent as follows:

(a)                                  Edwards is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Edwards has all necessary power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transactions.

(b)                                 The execution, delivery and performance by Edwards of the Transaction Documents and the consummation by it of the Transactions have been duly authorized, and no other action on the part of Edwards or its Affiliates is necessary to authorize the execution and delivery by Edwards of the Transaction Documents or the consummation by it of the Transactions.  The Transaction Documents have been duly executed and delivered by Edwards and, assuming due and valid authorization, execution and delivery thereof by PLC and PLC Parent, the Transaction Documents are valid and binding obligations of Edwards enforceable against Edwards in accordance with their respective terms, except (i) as limited by applicable Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c)                                  The execution, delivery and performance of the Transaction Documents by Edwards will not (with the passage of time, notice or both) violate the provisions of, or constitute a breach or default under (i) the organizational documents of Edwards, (ii) any

Law to which Edwards is subject, or (iii) any material contract to which Edwards or any Affiliate is a party, in any case, that would result in the imposition of any lien, claim, charge or other Encumbrance against any of the Contributed Assets or violate any Law or Order of any Governmental Entity or any arbitrator, having jurisdiction over Edwards, or otherwise affect the ability of the Parties to exercise their rights or fulfill their obligations under the Transaction Documents.

(d)                                 Edwards has good title to each of the Contributed Assets, free and clear of any Encumbrances, except as described in Schedule 2.1.  Edwards has all right, power and authority to sell, convey, assign, transfer and deliver the Contributed Assets to PLC in accordance with the terms of this Agreement.  Edwards has delivered the Contributed Assets to PLC, free and clear of any and all Encumbrances except as described in Schedule 2.1.

(e)                                  (i)                                     To the best of its knowledge, as of the Effective Date, Edwards and its Affiliates have taken all reasonable measures to protect the proprietary nature of each item of Edwards Intellectual Property, and to maintain in confidence all trade secrets and confidential information.  As of the Effective Date, neither Edwards nor any of its Affiliates have previously granted any rights to any third party that are inconsistent with the rights granted to PLC under this Agreement and neither it nor they have entered into any agreement pursuant to which it or they have licensed, assigned, or otherwise disposed of any interest it or they have under the Edwards Intellectual Property in the Field of Use.

(ii)                                  To the best of its knowledge, on the Effective Date none of the Edwards Intellectual Property constitutes a misappropriation of any Intellectual Property Rights of any person or entity.

(f)                                    UNLESS OTHERWISE PROVIDED IN THIS AGREEMENT, THE PARTIES AGREE THAT THE CONTRIBUTED ASSETS ARE BEING CONTRIBUTED TO PLC AND ACCEPTED BY PLC IN THEIR PRESENT, STRICT “AS IS, WHERE IS” CONDITION AND WITH ALL FAULTS, AND THAT PLC AND PLC PARENT ARE NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM EDWARDS, OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, CONSULTANTS OR AGENTS RELEVANT TO THE CONTRIBUTED ASSETS.

Section 6.2                                      Representations and Warranties of PLC and PLC Parent.  PLC and PLC Parent jointly and severally represent to Edwards as follows:

(a)                                  PLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  PLC Parent is a corporation duly organized, validly existing and in good standing under the laws of the Yukon Territory.  Each of PLC and

PLC Parent has the necessary power and authority to execute, deliver and perform the Transaction Documents to which they are a Party and to consummate the Transactions.

(b)                                 The execution, delivery and performance of the Transaction Documents by PLC and PLC Parent and the consummation by them of the Transactions have been duly authorized by PLC and PLC Parent, and no other corporate action on the part of PLC or PLC Parent is necessary to authorize the execution and delivery by PLC and PLC Parent of the Transaction Agreement or the consummation of the Transactions.  The Transaction Documents have been duly executed and delivered by PLC and PLC Parent, as applicable, and, assuming due and valid authorization, execution and delivery thereby by Edwards, the Transaction Documents are valid and binding obligations of PLC and PLC Parent, enforceable against PLC and PLC Parent in accordance with their respective terms, except (i) as limited by applicable Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c)                                  The execution, delivery and performance of the Transaction Documents by PLC and PLC Parent, as applicable, will not (with the passage of time, notice or both) violate the provisions of, or constitute a breach or default under (i) the charter or bylaws of PLC or PLC Parent, (ii) any Law to which PLC or PLC Parent is subject, or (iii) any material contract to which PLC or PLC Parent is a party, in any case, that would result in the imposition of any lien, claim, charge or other Encumbrance against any of the Contributed Assets or violate any Law or Order of any Governmental Entity or any arbitrator, having jurisdiction over PLC and PLC Parent, or otherwise affect the ability of the Parties to exercise their rights or fulfill their obligations under the Transaction Documents.

Section 6.3                                      Edwards’ Covenants.  Edwards covenants as follows:

(a)                                  Edwards will comply in all material respects with all local, state, federal and international  laws and regulations and shall use commercially reasonable efforts to obtain and at all times maintain any and all permits and certificates necessary to perform its obligations for the research, development, testing and commercial exploitation of the Surgical Products to be performed by it under this Agreement in accordance with the terms and conditions of this Agreement.

(b)                                 Edwards will take every reasonable action to protect the confidentiality of all Edwards Intellectual Property, PLC Intellectual Property and Invention(s).

(c)                                  Edwards will ensure that all of its employees, consultants, or agents involved in creation of the Edwards Intellectual Property on behalf of Edwards shall assign to Edwards all of their right, title and interest in and to such Edwards Intellectual Property and jointly developed Intellectual Property.  Edwards will ensure that all of its employees, consultants, or agents involved in creation of Invention(s) on behalf of Edwards shall assign to Edwards and PLC all of their right, title and interest in and to such Invention(s).

(d)                                 Edwards will comply with and not terminate the CardioFocus License or any other license agreement pursuant to which Edwards has any rights contained in Edwards Intellectual Property, and Edwards will not modify any such licenses in any way that would have a material adverse effect on PLC’s rights or obligations under the Transaction Documents.

Section 6.4                                      PLC and PLC Parent’s Covenants.  PLC and PLC Parent covenant as follows:

(a)                                  PLC will comply in all material respects with all local, state, federal and international laws and regulations and shall use commercially reasonable efforts to obtain and at all times maintain any and all permits and certificates necessary to perform its obligations for the research, development, testing, manufacturing and commercial exploitation of the Surgical Products to be performed by it under this Agreement in accordance with the terms and conditions of this Agreement.

(b)                                 PLC and PLC Parent will take every reasonable action to protect the confidentiality of all PLC Intellectual Property, Edwards Intellectual Property and Inventions(s).

(c)                                  PLC and PLC Parent will ensure that all of their employees, consultants, or agents involved in creation of PLC Intellectual Property shall assign to PLC all of their right, title and interest in and to such PLC Intellectual Property.  PLC and PLC Parent will ensure that all of their employees, consultants, or agents involved in creation of Invention(s) shall assign to PLC and Edwards all of their right, title and interest in and to such Invention(s).

Section 6.5                                      Warranty Disclaimer.  EXCEPT AS SET FORTH IN THIS AGREEMENT NO PARTY MAKES ADDITIONAL WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, WHETHER WRITTEN OR ORAL, AS TO ANY OTHER MATTER WHATSOEVER INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VII
INDEMNITY

Section 7.1                                      Indemnification by PLC and PLC Parent.  PLC and PLC Parent shall defend, indemnify and hold harmless Edwards Indemnitees from and against any and all Losses which any Edwards Indemnitee may suffer or incur by reason of:

(a)                                  Any breach by PLC and PLC Parent of any of its representations, warranties, agreements, or covenants contained in this Agreement or by the willful misconduct of PLC or PLC Parent, including, without limitation, by way of any misappropriation, willful misstatement, or fraud on any Governmental Entity;

(b)                                 Any third party Claim that any PLC Intellectual Property constitutes a misappropriation of any Intellectual Property of such third party; or

(c)                                  Any third party Claim of harm or injury arising out of, related to, or in connection with a product recall for which PLC is required to pay the expenses pursuant to Section 5.7 or the manufacture of the Surgical Products that is attributable to any PLC Intellectual Property.

Section 7.2                                      Indemnification by Edwards.  Edwards shall defend, indemnify and hold harmless the PLC Indemnitees from and against any and all Losses which any PLC Indemnitee may suffer or incur by reason of:

(a)                                  Any breach by Edwards of its representations, warranties, agreements, or covenants contained in this Agreement or by the willful misconduct of Edwards, including, without limitation, by way of any misappropriation, willful misstatement, or fraud on any Governmental Entity;

(b)                                 Any third party Claim that any Edwards Intellectual Property constitutes a misappropriation of any Intellectual Property of such third party; or

(c)                                  Any third party Claim of harm or injury arising out of, related to, or in connection with a product recall for which Edwards is required to pay the expenses pursuant to Section 5.7 or the manufacture of the Surgical Products that is attributable to any Edwards Intellectual Property.

Section 7.3                                      Indemnification Procedures.  The Party seeking indemnification (the “Indemnified Party”) pursuant to this ARTICLE VII shall promptly notify the indemnifying party (the “Indemnifying Party”), in writing, of such claim describing such claim in reasonable detail, provided that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless and only to the extent it is actually prejudiced thereby.  In the event that such claim involves a claim by a third party against an Indemnified Party, the Indemnifying Party shall have 30 days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing (but reasonably acceptable to the Indemnified Party) and at its own expense, the settlement or defense thereof unless (i) the Indemnifying Party is also a party to the proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding, and provide indemnification with respect thereto, and if it so decides, the Indemnified Party shall cooperate with it in connection therewith, provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it, and provided further that the fees and expenses of such counsel shall be borne by the Indemnified Party.  The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any action, unless such settlement or compromise includes an unconditional release of the Indemnified Party and such settlement or compromise requires only the payment of monetary damages.  If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not pay or settle any such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this ARTICLE VII, including, but not limited to, providing the other Party with reasonable access to employees and officers (including as witnesses) and other information.  The remedies provided in this ARTICLE VII will not be exclusive of or limit any other remedies that may be available to the Indemnified Parties.

Section 7.4                                      Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR THE OTHER PARTY’S AFFILIATES FOR ANY INCIDENTAL, PUNITIVE, SPECIAL, MULTIPLE, INDIRECT OR CONSEQUENTIAL DAMAGES, HOWEVER CHARACTERIZED, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS OPPORTUNITIES, ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR ITS EARLY TERMINATION.  IRRESPECTIVE OF WHETHER SUCH LIABILITY IS ASSERTED IN TORT OR CONTRACT AND IRRESPECTIVE OF WHETHER THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ALL REMEDIES OF THE PARTIES SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES.

ARTICLE VIII
OTHER AGREEMENTS

Section 8.1                                      Confidential Information Generally.  The existence and terms and conditions of the Transaction Documents are confidential, and neither Party may make any disclosures regarding the Transaction Documents without the express prior written consent of the other Party, except:

(a)                                  as may be required by law or legal process;

(b)                                 during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as:  (i) the Disclosing Party seeks to protect the information in a court-entered protective order; and (ii) the Disclosing Party informs the Receiving Party in writing in advance of the disclosure; or

(c)                                  in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions.

Section 8.2                                      Restrictions on Confidential Information.

(a)                                  The Receiving Party agrees not to disclose any Confidential Information of the Disclosing Party and to maintain such Confidential Information in strictest confidence, to take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the information with any third party for any reason whatsoever except as required by court order, both during and after the Term of this Agreement.

(b)                                 The Receiving Party agrees not to use the Confidential Information of the Disclosing Party for its own benefit or for the benefit of any third party other than in accordance with the terms and conditions of this Agreement.

(c)                                  All Confidential Information of PLC and PLC Parent remains the sole property of PLC and PLC Parent and all Confidential Information of Edwards remains the sole property of Edwards.

(d)                                 Upon written request of the Disclosing Party, or upon the expiration or other termination of this Agreement for any reason whatsoever, the Receiving Party agrees to return to the Disclosing Party all such provided Confidential Information, including, without limitation, all copies thereof.

Section 8.3                                      Publicity.  No Party or any of its Affiliates shall issue or cause the publication of any press release or other announcement with respect to the existence of, the terms, or implementation of the Transaction Documents without the prior written approval of the other Parties, except as may be required by law, and thereafter each Party shall reasonably consult with the other Parties on the language of such release or announcement prior to its publication.

ARTICLE IX
TERM; TERMINATION

Section 9.1                                      Term of this Agreement.  This Agreement shall commence on the date hereof, and, unless extended by the mutual written agreement of the Parties (and then only upon the terms and conditions set forth therein) or sooner terminated in accordance with Section 9.2 hereof, shall continue for the enforceable life of the last to expire patent within Edwards Intellectual Property (“Initial Term”).  This Agreement shall be renewable for additional three (3) year terms by Edwards, at its option, as long as Edwards’ trailing twelve month sales of

Surgical Products under this Agreement for the period immediately prior to expiration of the Term of the Agreement, defined below, is at least three million dollars ($3,000,000).  The “Term of this Agreement” shall mean the Initial Term and such additional three-year terms, if any, for which Edwards renews the Agreement.

Section 9.2                                      Termination of this Agreement.  Upon the occurrence of any of the following, this Agreement, including any licenses granted herein (except as otherwise specified herein), may be terminated by:

(a)                                  Edwards immediately upon written notice to PLC or PLC Parent, or PLC or PLC Parent immediately upon written notice to Edwards, if PLC or PLC Parent, or Edwards, as applicable, breaches any material provision of this Agreement and such breach is:  (i) incapable of cure; or (ii) capable of cure, but not cured within ninety (90) days of the breaching Party’s receipt of written notice of such default from the non-breaching Party.

(b)                                 Edwards immediately upon the Bankruptcy of PLC or PLC Parent or PLC immediately upon the Bankruptcy of Edwards.

(c)                                  Either PLC or Edwards upon thirty (30) days written notice to Edwards or PLC, as applicable, if the research, development, or commercialization of the Surgical Products or any component thereof is blocked or otherwise rendered commercially unfeasible by adverse legal or regulatory action, or by the Intellectual Property rights of any third party.

(d)                                 Beginning two (2) years after the Effective Date, either Edwards or PLC, at any time upon one hundred eighty (180) days prior written notice to the other Party.  During such 180-day period, PLC shall no longer be obligated to advance the development of any Products.

(e)                                  Edwards at any time upon at least sixty (60) days prior written notice to PLC, provided that on the date of termination Edwards shall deliver to PLC a termination fee in the sum of $2,000,000 by wire transfer of immediately available funds.  During such notice period, PLC shall no longer be obligated to advance the development of any Products.

(f)                                    Mutual written agreement of the Parties.

Section 9.3                                      Effect of Termination.  Upon expiration or early termination of this Agreement, the following shall immediately occur:

(a)                                  Within thirty (30) days of such expiration or early termination, PLC and PLC Parent shall return all Confidential Information of Edwards, and vice versa, in its possession or under its control.

(b)                                 Within thirty (30) days of such expiration or early termination, PLC and/or PLC Parent shall provide Edwards, and vice versa, with a copy of all relevant Initial Surgical Product or Additional Surgical Product documentation in its possession or under its control.

(c)                                  The Distribution Agreement shall terminate provided, however, that, for six months following such expiration or early termination, Edwards shall be allowed to sell any Surgical Products in its inventory and all applicable terms of the Distribution Agreement will continue with respect to such sales.

Section 9.4                                      Survival.  Expiration or early termination of this Agreement shall not relieve any Party of its obligations incurred prior to the expiration or early termination.  The following provisions, subject to any restrictions or limitations contained therein shall survive expiration or early termination of this Agreement:  Section 2.4, ARTICLE III, ARTICLE VII and ARTICLE X hereof, Sections 5.5, 5.6, 5.7, 8.1, 8.2, 9.3 hereof and this Section 9.4.

ARTICLE X
MISCELLANEOUS

Section 10.1                                Relationship.  The relationship of Edwards and PLC established by this Agreement and the Transaction Documents is of independent contractors and not agents, and nothing in this Agreement or any Transaction Document shall be construed:

(a)                                  To give either Edwards or PLC the power to direct or control the daily activities of the other beyond the obligations imposed on Edwards and PLC, respectively, by this Agreement;

(b)                                 To constitute Edwards and PLC as partners, joint ventures, co-owners or otherwise as participants in joint undertaking; or

(c)                                  To allow either Edwards or PLC to create or assume any obligation on behalf of the other for any purpose whatsoever.

Section 10.2                                No Conflict.  Each Party represents and warrants to the other Parties that it is not subject to any contractual obligation or restraint which will materially interfere with its right and ability to perform pursuant to the terms of this Agreement.

Section 10.3                                Governing Law.  This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York, including, without limitation, Sections 5-1401, 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

Section 10.4                                Escalation.  Edwards and PLC (and/or PLC Parent) will attempt in good faith to resolve expeditiously any dispute, claim or controversy arising out of or relating to this Agreement (the “Dispute”) promptly by negotiations between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement.  Either Party may give the other Party, written notice (the “Escalation Notice”) of any Dispute not resolved in the normal course of business.  Within 15 days after delivery of the Escalation Notice, the Party in receipt of the Escalation Notice shall submit to the other a written response.  The Escalation Notice and the response thereto shall include (a) a statement of each Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within 30 days after delivery of the Escalation Notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  All reasonable requests for information made by one Party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  The Parties shall attempt to resolve any Dispute pursuant to the procedure set forth in this Section 10.4 for a period up to 60 days from the date of delivery of the Escalation Notice before resorting to other available remedies; provided, however, nothing contained in this Section 10.4 shall prevent any Party from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent serious and irreparable injury to it or to others.  The use of the procedure set forth in this Section 10.4 will not be construed under the doctrine of laches, waiver or estoppel to affect adversely any Party’s right to assert any claim or defense.

Section 10.5                                Jurisdiction and Consent to Service.  In accordance with the laws of the State of New York, and without limiting the jurisdiction or venue of any other court, the Parties (a) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of New York; (b) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waive any objection which any of them may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agree that service of any court paper in any such suit, action or proceeding may be made in any manner as may be provided under the applicable laws or court rules governing service of process in such court.  The foregoing shall not apply to actions for injunctive relief, as to which such jurisdiction shall be non-exclusive.

Section 10.6                                Notices.  All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered (charges prepaid, receipt confirmed or return receipt requested (if available)) by hand, by nationally recognized air courier service, by certified mail or facsimile, addressed as set forth below or to such other address as such Party shall have specified most recently by written notice.  Notice shall be deemed given and effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 10.6

(or in accordance with the latest unrevoked written direction from such Party), (ii) if by certified mail, four (4) business days after mailing or (iii) if given by facsimile when such facsimile is transmitted to the fax number specified in this Section 10.6 (or in accordance with the latest unrevoked written direction from such Party), provided the appropriate confirmation is received.

To PLC:

PLC Medical Systems Inc.
10 Forge Park
Franklin, MA  02038
Attention:  Chief Executive Officer
Fax:  (508) 541-7990

with a copy (which shall not constitute notice) to:

Hale and Dorr LLP
60 State Street
Boston, MA  02109
Attention:  Steven D. Singer, Esq.
Fax:  (617) 526-5000

To Edwards:

Edwards Lifesciences LLC
One Edwards Way
Irvine, California  92614
Attention:  General Counsel
Fax:  (949) 250-6850

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California  90071-3144
Attention:  Joseph J. Giunta, Esq.
Fax:  (213) 687-5600

Section 10.7                                Interpretation.  When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to a specific Schedule, such reference shall be deemed to include, to the extent applicable, all the other Schedules.  The table of contents, table of definitions, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When the words “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles as of the date hereof.  All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 10.8                                Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

Section 10.9                                Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that the Parties need not sign the same counterpart.

Section 10.10                          Entire Agreement; No Third Party Beneficiaries.  The Transaction Documents, including all exhibits and schedules hereto and thereto, by and among the Parties hereto,

(a)                                  constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the Parties, whether oral or written, with respect to the subject matter hereof; and

(b)                                 shall be binding upon and shall inure to the benefit of each of the Parties hereto and thereto and their respective successors and permitted assigns and is not intended to confer any rights, remedies or benefits on any Persons other than as expressly set forth in this Section 10.10.

Section 10.11                          Amendments and Modifications; Waivers and Extensions.

(a)                                  No amendment, modification or termination of this Agreement shall be binding upon any other Party unless executed in writing by the Parties hereto intending to be bound thereby.

(b)                                 Any Party to this Agreement may waive any right, breach or default which such Party has the right to waive; provided that such waiver will not be effective against the waiving Party unless it is in writing, is signed by such Party, and specifically refers to this Agreement.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.  No failure or delay in exercising any right, power or privilege hereunder shall be deemed a waiver or extension of the time for performance of any other obligations or acts nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.12                          Assignment.  Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned or delegated by any of the Parties hereto without the prior written consent of PLC or Edwards, as the case may be, which may be withheld in its sole discretion except that Edwards may assign all its rights and obligations to any subsidiary of Edwards Lifesciences Corporation, provided, however, any Party may assign this Agreement and all rights, duties or obligations hereunder in connection with the sale of more than 51% of the outstanding capital stock of such Party in one or more related transactions, a merger or the transfer of all or substantially all the assets to which this Agreement relates.  Any attempted assignment or delegation of rights, duties or obligations hereunder in contravention hereof shall be void and of no effect.

Section 10.13                          Exhibits and Schedules.  Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

Section 10.14                          Expenses.  Except as otherwise provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representations, counsel and accountants.

Section 10.15                          Force Majeure.  Notwithstanding anything to the contrary contained in this Agreement, no liability or loss of rights hereunder shall result to any Party from delay or failure in performance (other than payment) caused by governmental restrictions (excluding any regulatory actions taken by the FDA or similar bodies), war, acts of terrorism, commotions, riots, strikes, lockouts and acts of God such as fire, flood or other similar causes that are beyond the control of the parties (each a “Force Majeure Event”).  Except to the extent caused by the foregoing, Force Majeure Events shall not include shortage of labor, lack of or inability to obtain materials, fuel or supplies (unless caused solely by priorities, restrictions or allocations imposed by governmental authority), or any other industrial disturbance.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PLC SYSTEMS INC.

By:	/s/ James G. Thomasch
Name:	James G. Thomasch
Title:	Senior Vice President &
Chief Financial Officer

PLC MEDICAL SYSTEMS, INC.

By:	/s/ James G. Thomasch
Name:	James G. Thomasch
Title:	Senior Vice President &
Chief Financial Officer

EDWARDS LIFESCIENCES LLC

By:	/s/ John H. Kehl, Jr.
Name:	John H. Kehl, Jr.
Title:	Corporate Vice President,
Strategy and Business Development

SCHEDULE 1.1

Initial Surgical Products

Summary Description of Initial Surgical Products

The following are Phase 1 Surgical Products, as more fully described in the specifications attached as Exhibit I to this Schedule 1.1 as may be modified from time to time by the Steering Committee:

•                  [**].

•                  [**].

•                  [**].

•                  [**].

•                  [**].

Phase 2 Surgical Products:  Edwards and PLC shall jointly specify and establish feasibility for the development, design and manufacture of the following Surgical Products provided, however, that the decision to develop, design and manufacture such Surgical Products shall be made by the Steering Committee:

•                  [**].

•                  [**].

EXHIBIT I

Preliminary Product Specification
Optimaze™ Surgical Laser Console
Edwards Part Nos. 692457001A (Model 1); 692457002A (Model 3)

Device Name:

Official-	Laser Console
Common-	Medical Laser

Intended Use:

The Optimaze™ Surgical Laser Console is intended for the delivery of 980 nm laser light to soft tissue in contact or non-contact mode during surgical procedures including via endoscopes, introducers or catheters. Indications include the incision, excision, dissection, vaporization, ablation or coagulation of soft tissue.

General Description:

Overview:

The Laser Console includes the laser instrument and optical and electronic components.  The instrument includes a diode laser module as the therapeutic energy source, as well as an internal thermal safety system for monitoring and disabling laser power output.  Handpiece irrigation is controlled via a side-mounted pinch valve that is footswitch actuated.

The surgical laser, Model 60-980 Optimaze™ Surgical Laser Console, is to be used with the Optimaze™ Surgical Ablation Handpiece.

Surgical laser:	Model 60-980 Optimaze™ Surgical Laser Console Edwards Model No. 60980

Part Number:	P/N 18-0628

Edwards Part Nos.:	692457001A (Model 1) and 692457002A (Model 3)
Maximum power output:	66W

Output Wavelength:	980nm +/-15nm

Input Voltage:	100VAC ± 15% to 240VAC ± 15% and 50 or 60 Hz ± 1 Hz
Size:	23”D x 16”W x11.5”H
Weight:	< 60 lb

Packaging Configuration:

Each Laser Console will ship in two (2) containers. One (1) console box containing the laser console and labeling indicating the user manual can be found in the accessory box, and one (1) accessory box containing a foot pedal, keys, user manual, interlock bypass plug, and one country specific power cord.

Console Box containing the laser console only:

(1)                                  Model 60-980 Optimaze Surgical Laser Console

P/N:	18-0628

Edwards Model 60980 Optimaze Surgical Laser Console
P/Ns:	692457001A (Model 1)
692457002A (Model 3)

Accessory Box containing:

(1)          Laser Installation kit                                                                                                            P/N 18-0632
Foot pedal

Laser Keys (2)
User manual
Interlock bypass plug

Power cord - US -120v 60 Hz	P/N 18-0633
Power cord - 120v 50 Hz - Japan plug	P/N 18-0634
Power cord – 2/20v 50 Hz (Europe plug 1)	P/N 18-0635
Power cord - 220v 50 Hz (Europe plug 2)	P/N 18-0636
Power cord - 220v 50 Hz (Europe plug 3)	P/N 18-0637
Power cord - 220v 50 Hz (Europe plug 4)	P/N 18-0638

User Supplied Items (Accessories):

Item	Manufacturer	Size	Part Numbers

Optimaze Surgical Ablation Handpiece	Edwards	NA	18-0498

	Edwards	NA	692577001A

Optional Accessories

Item	Manufacturer	Size	Part Numbers

Laser safety glasses	Uvex	N/A	DVO LOTG-YAG/CO2

Compatibility:
Optimaze™ Surgical Ablation Handpiece
Administration Tubing Sets:  Irrigation connection has a standard female luer fitting for connection to commercially available tubing sets.

Regulatory Classifications

FDA Laser Class 1M
FDA Medical Device Class II
EN60601-1 Class I, Type CF
EN55011 (CISPR 11) Class B, Group 1

Glossary

• Delivery device: Optimaze™ Surgical Ablation Handpieces.

• Laser Console: The electronic instrument used to generate, control and monitor laser output

• Wavelength: Color of laser emission spectrum.

• Laser product: Optimaze™ Surgical Laser Console with automatic thermal safety system that constitutes, incorporates, or is intended to incorporate a laser or laser system.

• Low OH: Low water content glass for transmission of IR light.

• Numerical Aperture (NA): Numerical Aperture is defined as the sine of the half angle of light emitted from the output port of the system.

• U/I: User interface.

• Thermal safety system: Automatic system to detect excessive heat in the optical path and shut system down when a predetermined threshold is exceeded.

• Optical path: the path of travel of laser energy.

System Components

System Controller:	the system controller block represents the hardware and software that monitors and controls the functioning of the laser instrument.
Thermal Safety System (TSS):

the thermal safety system is a safety circuit, intended to monitor the black body radiation associated with excessive heating in the disposable device and associated optics and to disable the laser in the event that excessive black body radiation is detected.

Optics Module:

the optics module is an optical subsystem which provides means for sending laser energy to the delivery device and also provides means for directing black body radiation from the disposable device to the safety system IR detector.

User Interface:	the user interface provides means for information display to the user as well as a mechanism for user input. The user interface for the laser instrument will likely include an LCD display and a keypad.
Footswitch:	the laser instrument will interface to a footswitch for on/off control of the laser emission.
Diode Driver:	the diode driver block represents the electronics required to control power supplied to the laser module
Diode Module:	the diode module is a purchased component, comprised of a series of laser diodes, which produces the output laser energy.
Power Supply:	an AC/DC power supply provides DC power necessary to run the system electronic components. The supply is internal to the laser instrument.

Detailed Requirements Specifications:

SCHEDULE 2.1

Contributed Assets

** Indicates assets that must stay at Edwards and vendors to support Transition Period Endo & Encircle product builds

Asset	Current Location	Asset #	Status	Physical Transfer
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Laser Assets List

Asset	Current Location	Asset #	Status	Physical Transfer
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SCHEDULE 2.6

Transition Period

•                  “Transition Period” shall mean from the Effective Date through [**].

•                  “Transition Products” shall mean Disposable Products manufactured by Edwards during the Transition Period.

•                  During the Transition Period, Edwards shall have the right to develop, make, use and sell Transition Products.  Thereafter, Edwards shall have the right to sell Transition Products for any additional period needed for Edwards to sell down any inventory of finished Transition Products permitted to be made by Edwards pursuant to this Schedule 2.6 (the “Additional Period”).

•                  Edwards shall make the Transition Products at Edwards’ cost and Edwards shall retain all revenues associated with the sale of Transition Products.  Edwards shall not be obligated to sell any Disposable Products made by PLC and shall not be obligated to share any Disposable Product Margin with PLC until the expiration of the Additional Period.

•                  During the Transition Period, Edwards shall have the right to use any raw materials Edwards owns for making Transition Products.  After the end of the Transition Period, Edwards shall make any remaining raw materials inventory for Surgical Products available to PLC for purchase for making Surgical Products, all in accordance with Section  7.2(f) of the  Distribution Agreement.  Edwards shall also have the right to retain possession of and make use of, the assets identified on Schedule 2.1 of the CD & M Agreement for purposes of making Transition Products.  As soon as practicable following the end of the Transition Period, Edwards, at its cost, shall transfer such assets to PLC in their condition at such time.

•                  Edwards, at its election, may purchase from [**] the first [**] Laser Power Sources and any subsequent number of Laser Power Sources approved by the SC.  Thereafter, in accordance with the terms of the Distribution Agreement, PLC shall provide Edwards with Laser Power Sources to meet customer demand during the Transition Period and continuing thereafter for the Term of the Distribution Agreement.  To the extent Edwards purchases any such lasers from [**] it shall look to [**] for the product warranty for such lasers.

•                  Consistent with its roles and responsibilities under the CD&M Agreement, PLC shall remain responsible for managing the research, development and manufacture of the Laser Power Sources during the Transition Period, including managing the relationship with [**].  During the Transition Period, Edwards shall be permitted to assist with and/or perform development of Transition Products.

•                  After the expiration of the Additional Period, all customer demand for Disposable Products shall be met by PLC, provided that:

(i)             [**] prior to the end of the Transition Period, PLC has reasonably demonstrated to the SC that the Disposable Products produced by PLC meet the specifications for such products; and

(ii)          [**] prior to the end of the Transition Period, PLC has reasonably demonstrated to the SC that PLC has the ability to produce the Disposable Products in sufficient quantities to meet customer demand; and

(iii)       PLC has provided Edwards with an initial stocking order of Disposable Products (the “Initial Stocking Order”), pursuant to a purchase order from Edwards, no later than [**] prior to the end of the Transition Period.  If PLC is late in providing Edwards with the Initial Stocking Order, the Transition Period shall extend one day for each day PLC is late in delivering the Initial Stocking Order to PLC.

If PLC is late with respect to items (i) or (ii) above, then the Transition Period shall automatically extend an additional [**].

•                  During the Transition Period, Edwards shall make for sale no more than [**] Transition Products, provided that if customer demand during the Transition Period is greater than [**] Transition Products, the SC shall evaluate and reasonably determine whether PLC is ready and able to produce Disposable Products for sale by Edwards.  If the SC determines that PLC is not ready and able to produce sufficient quantities of Disposable Products to meet customer demand, then Edwards shall be permitted to make reasonable quantities of Transition Products in excess of [**] nits to satisfy customer demand until such time as the SC reasonably determines that PLC is ready and able to make Disposable Products in quantities sufficient to satisfy customer demand.  No new Disposable Products may be manufactured by or on behalf of Edwards during the Additional Period.  Notwithstanding the foregoing, during the Additional Period, Edwards may complete any Transition Products made during the Transition Period.

The foregoing is subject to modification by the SC, in accordance with the terms and conditions of the CD & M Agreement.

SCHEDULE 4.2

Initial Members of Steering Committee

Edwards Members:

1.               Keith Reisinger

2.               Pawan Tomkorea.

PLC Members:

1.               Mike Adams

2.               Ken Luppi

SCHEDULE 4.5

Steering Committee Meeting Schedule for 2004

First Meeting:  First Calendar Quarter of 2004

Second Meeting:  Second Calendar Quarter of 2004

Third Meeting:  Third Calendar Quarter of 2004

Fourth Meeting:  Fourth Calendar Quarter of 2004

SCHEDULE 4.9

Investment in Additional Surgical Products

In order for the Parties to determine how the investment in Additional Surgical Products shall be determined, the following description shall be used as a guide by the Parties:

1.                                       Edwards or PLC proposes an Additional Surgical Product to the SC for development.

2.                                       The SC approves the Additional Surgical Product for development and it is added to Schedule 1.2.  Edwards has the tie breaking vote for this SC decision pursuant to Section 4.6.

3.                                       The SC approval shall include a budget and a timeline for the development of such Additional Surgical Product.

4.                                       For each quarter in the timeline PLC and Edwards shall determine PLC’s Surgical Product revenues from the Distribution Agreement for the trailing 12 months and shall make available [**]% of the revenue to the development of all Additional Surgical Products without carryover from quarter to quarter.

5.                                       In the event the budgets for all Additional Surgical Products for any quarter in the timeline require more funds than PLC is obligated to provide pursuant to Section 4.9 and item 4 above, then Edwards shall be obligated to fund such shortfall in full.

6.                                       Steps 4 and 5 above shall be repeated for each quarter in the timeline.

An example of the foregoing is attached to this Schedule as Exhibit II.

EXHIBIT II

R&D Funding of Additional Products

Example (For illustrative purposes only)

Quarter	1	2	3	4	5	6

PLC Surgical Product Sales (000)	[**]	[**]	[**]	[**]	[**]	[**]
Trailing Twelve Month (TTM) Sales		[**]	[**]	[**]	[**]	[**]

Available R&D Fund ([**]% of TTM)	[**]	[**]	[**]	[**]	[**]	[**]

Funding requirements for Additional Product programs
Example Program 1	[**]	[**]
Example Program 2				[**]	[**]	[**]
Utilized Fund for Additional Product programs	[**]	[**]	[**]	[**]	[**]	[**]

R&D Fund excess / (shortfall)	[**]	[**]	[**]	[**]	[**]	[**]

EW pays to PLC for shortfall	[**]	[**]	[**]	[**]	[**]	[**]
R&D Fund expiration	[**]	[**]	[**]	[**]	[**]	[**]

Absolute numbers are for illustrative purposes only.

All terms are defined in the agreement.

Concept Explanation:

At the beginning of each quarter, PLC will make available for that quarter an amount equal to [**]% of PLC’s trailing twelve month sales from Surgical Products for investment in research and development and related expenses of Additional Product programs.

If PLC’s available investment for the given quarter is not utilized by an Additional Product program for that quarter, the funding commitment will expire at the end of that quarter and shall be refreshed using the same approach for the next quarter.

If at the end of any given quarter PLC has spent more than their required R&D investment for the Additional Product program, subject to the SC approved budget, EW shall compensate PLC for the differential.